EXHIBIT 99.1

 Fortune Magazine Recognizes Possis Medical, Inc. as One of America's
                     100 Fastest Growing Companies

    MINNEAPOLIS--(BUSINESS WIRE)--Sept. 7, 2004--Possis Medical, Inc. (Nasdaq:POSS), today announced that it had been included in FORTUNE magazine's 16th annual list of America's Fastest Growing Companies. The FORTUNE list ranks companies that have experienced strong earnings growth, stock price performance and revenue growth during the past three years.
    With assistance from Zack's Investment Research, FORTUNE ranked companies based on three criteria--earnings growth, revenue growth and total shareholder return, for the last three years. The final list averaged the scores for these three categories. During the ranking period, Possis Medical, Inc. had a three-year annual rate of growth in earnings per share of 76%, a three-year annual rate of growth in revenues of 38%, and the Company produced a three-year annual total return rate of 42% versus a loss of 0.7% for the S&P 500 over the same period, according to the methodology.
    Possis Medical, Inc. was ranked number 23 in the FORTUNE 100, and it was one of only two medical device companies in the top 25. To be considered for the rankings, a company must have had a minimum market cap of $50 million, at least 20% annual growth in revenues and earnings per share over the three-year period, and at least $50 million in revenues over the past four quarters.
    Robert G. Dutcher, the CEO of Possis Medical, Inc. said, "We are extremely proud to be top quartile of companies in the 2004 FORTUNE 100 rankings, and it is a great testament to our people and to our AngioJet(R) technology that we can provide benefit to our physicians and their patients, while also providing a superior return to our shareholders."
    Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. Its primary product, the AngioJet Rheolytic Thrombectomy System, is marketed in the United States for blood clot removal from coronary arteries and bypass grafts, leg arteries and AV dialysis access grafts.

    CONTACT: Possis Medical, Inc., Minneapolis
             Eapen Chacko, 763-717-1157
             eapen.chacko@possis.com